Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

BGS ACQUISITION SUBSIDIARY, INC.

The undersigned, for the purpose of forming a corporation pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

ARTICLE I

The name of the corporation is BGS Acquisition Subsidiary, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1111B South Governors Avenue, Dover, DE 19904 in the County of Kent.  The name of the Corporation’s registered agent at such address is Capitol Corporate Services, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

A.           Classes of Stock.  The aggregate number of shares which the Corporation shall have the authority to issue is 100,000,000 shares, divided into 95,000,000 shares of Common Stock par value $.001 (the “Common Stock”) and 5,000,000 shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”).

B.           Preferred Stock.  The Board of Directors of the Corporation (the “Board”) shall have the authority to the fullest extent permitted under the DGCL to adopt by resolution from time to time one or more certificates of designation providing for the designation of one or more classes or series of the Preferred Stock and the voting powers, whether full or limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, and to fix or alter the number of shares comprising any such class or series, subject to any requirements of the DGCL and this Certificate of Incorporation, as amended from time to time (the “Certificate”).  Subject to compliance with applicable protective voting rights that may be granted to the Preferred Stock or series thereof in certificates of designation or the Certificate, but notwithstanding any other rights of the Preferred Stock or of series thereof, the rights, preferences, privileges and restrictions of any such additional series or classes of the Preferred Stock may be subordinated to, pari passu with (including, without limitation, in provisions regarding dividend, liquidation and acquisition preferences and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of the Preferred Stock or the Common Stock.

C.           Common Stock.  The Common Stock shall have the following relative rights, preferences, qualifications, privileges, limitations and restrictions:

1.           Dividend Rights.  Subject to the rights of holders of all classes of stock at the time outstanding having rights that are prior to or pari passu with the holders of the Common Stock as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board.

2.           Liquidation Rights.  Subject to the rights of holders of all classes of stock at the time outstanding having rights that are prior to or pari passu with the holders of the Common Stock as to liquidation, upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed to the holders of Common Stock.

3.           Voting Rights.  The holders of Common Stock shall have the right to one vote for each share of Common Stock, shall be entitled to vote upon such matters and in such manner as may be provided by law and shall be entitled to notice of any stockholders meetings in accordance with the By-Laws of the Corporation; provided, however, that, except as otherwise required by law, holders of the Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate or pursuant to the DGCL.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

Except as otherwise provided in the Certificate, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the By-Laws of the Corporation.

ARTICLE VI

A director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the DGCL, expressly provides that the liability of a director may not be eliminated or limited.  No amendment or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE VII

A.           Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation as a director, officer, employee or agent of any other corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and be held harmless by the Corporation to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, and unless the DGCL or other applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise or other taxes assessed with respect to an employee benefit plan, penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators; provided, however, that, except as provided in Section C of this Article VII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

B.           Payment of Expenses.  The right to indemnification conferred in Section A of this Article VII shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter in “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article VII or otherwise.

C.           Claims.  The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article VII shall be contract rights.  If a claim under Section A or B of this Article VII is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit.  In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an indemnitee to enforce a right to an advancement of expenses), it shall be a defense that the indemnitee has not met any applicable standard for indemnification set forth in the DGCL, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard for indemnification set forth in the DGCL.  Neither the failure of the Corporation (including the Board, its independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including the Board, its independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit.  In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses under this Article VII or otherwise, shall be on the Corporation.

D.           Nonexclusive Rights.  The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right that any person may have or hereafter acquire under the Certificate, any statutes, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

E.           Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

F.           Other Services.  The Corporation’s obligation, if any, to indemnify any person who was or is serving as a director, officer, employee or agent of any direct or indirect subsidiary of the Corporation or, at the request of the Corporation, of any other corporation or of a partnership, joint venture, trust or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust or other enterprise.

G.           Amendment or Repeal.  Any amendment, repeal or modification of the foregoing provision of this Article VII shall not adversely affect any right or protection of a director or officer existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director or officer or occurring prior to, such amendment, repeal, modification or adoption.

ARTICLE VIII

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, such compromise or arrangement and such reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the By-Laws of the Corporation.  Subject to any additional vote required by the Certificate, the number of directors of the Corporation shall be determined in a manner set forth in the By-Laws of the Corporation.  Election of directors need not be by written ballot unless the By-Laws of the Corporation so provide.

ARTICLE X

Unless the Certificate is amended or repealed with respect to this Article X or unless the By-Laws of the Corporation designate otherwise, the Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XI

The Corporation shall have perpetual existence.

ARTICLE XII

The name and mailing address of the incorporator is as follows:

Peter Byrne, Sole Incorporator
c/o Duane Morris LLP
30 South 17th Street
Philadelphia, PA  19103-4196

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, and, accordingly, have hereunto set my hand this 25th day of June, 2013.

/s/ Peter Byrne
Peter Byrne, Sole Incorporator